EXHIBIT 4(iv)

                            DEATH BENEFIT ENDORSEMENT

[United Companies logo- a capitalized "U" lying flat with the ends of the "U" pointing toward the right side of the page with a capitalized "C" looped through the bend in the "U". The ends of the "C" point toward the left of the page. To the right of the "C is printed the company name.] UNITED COMPANIES LIFE INSURANCE COMPANY

         This Endorsement modifies the Certificate to which it is attached. The effective date of the Endorsement is the Certificate Issue Date shown on the Certificate Schedule. In case of conflict with any provision in the Certificate, the provisions of this Endorsement will control. The following hereby amends and supersedes the section of the Certificate captioned "Proceeds Payable on Death - Death Benefit Amount During the Accumulation Period".


PROCEEDS PAYABLE ON DEATH


DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit will be the Certificate Holder's Account Value in the Fixed Account and in the MVA Account plus the greater of (a), (b) or (c) where:


         (a) is the Certificate Holder's Account Value in the Separate Account as of the end of the Valuation Period during which the Company receives at the Annuity Service Center both due proof of death and an election of the payment.


         (b) is the Purchase Payments allocated to the Separate Account less any withdrawals and transfers from the Separate Account and any related Contingent Deferred Sales Charge and Transfer Fees, accumulated at 4% per annum up to the first Certificate Anniversary after the Certificate Holder attains age 75.


         (c) is the highest Reset Value up to the date of death. The Reset Value is equal to the Certificate Holder's Account Value in the Separate Account on each Certificate Anniversary prior to the Certificate Holder attaining age 80 plus Purchase Payments made after such Certificate Anniversary and allocated to the Separate Account less any withdrawals and transfers from the Separate Account and any related Contingent Deferred Sales Charges and Transfer Fees.




  /s/ SHERRY E. ANDERSON                               /s/ ROBERT B. THOMAS, JR.
         Secretary                                               President